Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144962, 333-133507, 333-124187, 33-53335, 33-53337 on Form S-8 and Registration Statement No. 333-163679 on Form S-4 of our reports dated February 25, 2009 (May 18, 2009 as to the effects of the retrospective adoption of new accounting standards as described in Note 1), relating to the consolidated financial statements and financial statement schedule of Bio-Rad Laboratories, Inc. and subsidiaries (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of new accounting standards in 2009), appearing in and incorporated by reference in this Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
San Francisco, California
February 26, 2010